Exhibit 99.1

RBC Bearings to Acquire Dover’s Sargent Aerospace & Defense Business

-	Expands and Strengthens Offering to Existing Customer Base
-	Accretive to Earnings and Cash Flow in Fiscal 2016

Oxford, CT – March 26, 2015 - RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today announced that it has entered into a definitive agreement to acquire the Sargent Aerospace & Defense business (“Sargent”) of Dover Corporation (NYSE: DOV) for $500 million, to be financed through a combination of cash on hand and senior debt. The transaction is expected to close in the second calendar quarter of 2015 (our fiscal first quarter of 2016), subject to customary closing conditions, including regulatory review.

“Today we are very pleased to announce the execution of an agreement between a subsidiary of Dover Corporation and RBC Bearings to acquire Sargent Aerospace & Defense. Sargent supplies highly engineered products to a customer base that we know well and serve daily. Their manufacturing processes and design expertise align very well with and complement those of RBC Bearings,” said RBC Bearings Chairman, President and Chief Executive Officer, Dr. Michael J. Hartnett. “We are adding a very talented Sargent team who are experts in these products and we are excited to welcome those valued employees to the growing RBC Bearings team.”

With headquarters in Tucson, Arizona, Sargent is a leader in precision-engineered products, solutions and repairs for aircraft airframes and engines, rotorcraft, submarines and land vehicles. The company manufactures, sells, and services hydraulic valves and actuators, specialty bearings, specialty fasteners, seal rings & alignment joints, and precision components under leading brands including Kahr Bearing, Airtomic, Sonic Industries, Sargent Controls, and Sargent Aerospace & Defense. Annual sales are approximately $195 million and the company has over 750 employees in six facilities in three countries.

RBC Bearings management estimates earnings accretion between $0.25 to $0.35 per diluted share for the first twelve months of operations as a combined Company, annual run-rate synergies of approximately $7.5 million achieved over a five year period and approximately $78 million in tax benefits based on a NPV basis. Shareholder approvals are not required to complete the transaction.

Moelis & Company served as the exclusive financial advisor and Kirkland & Ellis LLP served as the legal advisor to RBC Bearings.

RBC Bearings will host a live webcast on, Friday, March 27, 2015, at 2:00 p.m. ET. Dr. Michael J. Hartnett, Chairman, President and Chief Executive Officer, and Daniel A. Bergeron, Director, Vice President and Chief Financial Officer, will discuss the acquisition of Sargent. Investors and analysts can access the webcast from the investor relations portion of the Company’s web site, www.rbcbearings.com, on the day of the conference call and click on the webcast link.

If you do not have access to the Internet and wish to listen to the call, dial 855-638-4818 (international callers dial 262-912-6187) and enter conference ID # 14059885.

About RBC

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,510 people and operates 25 manufacturing facilities in five countries.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com